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                                                                    Exhibit 99.1

                                  PRESS RELEASE


             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                   ANNOUNCES CLOSING OF ASSET SALE TO RADIANT,
                   SHAREHOLDER APPROVAL OF CHARTER AMENDMENTS

NEW YORK - (Business Wire) - March 8, 2001. First Union Real Estate Equity and Mortgage Investments (NYSE: FUR) today announced that the agreement (the "Sale Contract") of the Company to sell certain of its real estate properties for approximately $205 million to Radiant Investors, LLC ("Radiant"), was approved by the requisite majority of shares at a special meeting held on March 6, 2001. Of the shares voted with respect to the proposal to approve the Sale Contract, approximately 98% were voted in favor of the proposal. Shareholders at the meeting also approved the Board's other proposals set forth in the proxy statement, including the reelection of two trustees and amendments to the Company's Declaration of Trust.

The closing of the transactions under the Sale Contract occurred on March 7, 2001. As part of the Sale Contract transactions, Radiant assumed $121.4 million of existing mortgage debt on the purchased properties and the Company granted to Radiant a six-month bridge loan of $7.0 million secured by cross-collateralized first mortgages on the West Third Street Lot in Cleveland, Ohio and the Fifth and Marshall Garage in Richmond, Virginia. The balance of the purchase price under the Sale Contract was paid in cash. Following the sale, the Company has cash and cash equivalents of approximately $121.0 million.

As described in the proxy statement relating to the meeting, the Company is evaluating appropriate uses for the net cash proceeds received from the sale and other cash on hand, including, without limitation: making new investments, including investments in real estate or non-real estate assets or businesses; increasing or continuing common or preferred share repurchase or similar programs; and distributing cash to the shareholders. The Company is in the process of retaining an investment banking firm to assist the Board in evaluating these alternatives.

The Company also announced that the Board of Trustees has declared a quarterly dividend with respect to its Series A Preferred Shares of $0.525 per share, payable on April 30, 2001 to shareholders of record on March 31, 2001.

Certain statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the definitive proxy materials of the Company with respect to the special meeting and the Annual Report filed by the Company with the SEC on Form 10-K.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed stapled-stock real estate investment trust (REIT) headquartered in New York, New York.

Contact: First Union Real Estate Equity and Mortgage Investments Neil Koenig, Interim Chief Financial Officer
            (212) 949-1373